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EXHIBIT 23.1


                         CONSENT OF ERNST & YOUNG LLP

          We consent to the incorporation by reference in the Registration Statements (Form S-8, File No. 33-40184) pertaining to the 1982 Incentive Stock Option Plan and the 1989 Incentive Stock Option Plan of Jones Medical Industries, Inc. (Form S-8, File No. 333-15879) pertaining to the 1994 Formula Stock Option Plan for Non-Management Directors and the 1994 Incentive Stock Plan of Jones Medical Industries, Inc. of our report dated February 10, 1998, except for the first paragraph of Note 1, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Jones Medical Industries, Inc. in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                           /s/ ERNST & YOUNG LLP

          St. Louis, Missouri
          March 27, 1998